As filed with the Securities and Exchange Commission on March 25, 2013

Registration No. 333-151680

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-0371161
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3900 West Innovation Street Sioux Falls, South Dakota 57017 (605) 988-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

LodgeNet Interactive Corporation 2003 Stock Option and Incentive Plan

(Full title of the plan)

James G. Naro and Frank P. Elsenbast

Co-Chief Executive Officers

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, South Dakota 57017

(605) 988-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Mark S. Weitz, Esq.

Leonard, Street and Deinard Professional Association

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

(612) 335-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-151680), filed with the Securities and Exchange Commission on June 16, 2008 (the “Registration Statement”) by LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), relating to 600,000 shares of the Company’s common stock, par value $0.01 per share, reserved for issuance pursuant to the Company’s 2003 Stock Option and Incentive Plan.

On December 30, 2012, the Company entered into an Investment Agreement (the “Investment Agreement”) with Colony Capital, LLC and its affiliate, Col-L Acquisition, LLC (“Colony”) and certain other investors, pursuant to which Colony and such other investors will invest $60 million of new capital in the Company, with an option to invest up to an additional $30 million to support a proposed recapitalization of the Company.  Pursuant to the terms of the Investment Agreement, on January 27, 2013, the Company and all of its direct and indirect domestic subsidiaries filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in the proceeding titled In re: LodgeNet Interactive Corp., et al., Case No. 13-10238 (the “Bankruptcy Case”).  The Bankruptcy Case was filed in order to effect the Company’s pre-packaged plan of reorganization (the “Plan”), which is based on the recapitalization to be effected under the Investment Agreement.

Upon the closing (the “Closing”) of the recapitalization transactions contemplated by the Investment Agreement and the Plan (the “Transactions”), among other things, all of the capital stock of the Company (including any rights to acquire capital stock of the Company) issued, or outstanding as of the date immediately prior to the Closing, will be cancelled without receiving any distribution, and the Company will issue to Colony and the other investors, or their designees, shares of new common stock of the Company (the “New Common Stock”) representing 100% of the issued and outstanding shares of New Common Stock as of the date of the Closing.  The Closing of the Transactions is subject to various closing conditions, including, among others, bankruptcy court confirmation of the Plan.

On March 7, 2013, the Bankruptcy Court entered an order confirming the Plan.  The Plan provides that it will become effective upon the completion of certain conditions precedent, including other closing conditions under the Investment Agreement. The Company expects that all such closing conditions will be met and the Closing of the Transactions will occur on or before April 1, 2013.

As a result of the Plan becoming effective on the Closing, the outstanding common stock of the Company will be cancelled, the stock plan set forth above will be terminated, and the offering pursuant to the Registration Statement will be terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on March 22, 2013.

LodgeNet Interactive Corporation

By:	/s/ James G. Naro
James G. Naro
Co-Chief Executive Officer
and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James G. Naro	Co-Chief Executive Officer	March 22, 2013
James G. Naro	and General Counsel
(Principal Executive Officer)

/s/ Frank P. Elsenbast	Co-Chief Executive Officer	March 22, 2013
Frank P. Elsenbast	and Chief Financial Officer
(Principal Executive Officer,
Principal Financial Officer
and Principal Accounting Officer)

*	Director	March 22, 2013
R. Douglas Bradbury

*	Director	March 22, 2013
Scott C. Petersen

*	Director	March 22, 2013
J. Scott Kirby

*	Director	March 22, 2013
Martin L. Abbott

*	Director	March 22, 2013
Scott H. Shlecter

*	Director	March 22, 2013
Vikki Pachera

* By	/s/ James G. Naro
James G. Naro, attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

24	Power of Attorney